Exhibit 3.13

RESTATED CERTIFICATE OF FORMATION

OF

PIONEER WIRELINE SERVICES, LLC

Pioneer Wireline Services, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. The name of the Company is Pioneer Wireline Services, LLC, and it originally filed its Certificate of Formation with the Secretary of State of the State of Delaware on November 10, 2005, under the name WEDGE Log-Tech, L.L.C.

2. This Restated Certificate of Formation was duly adopted in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

3. This Restated Certificate of Formation only restates and integrates and does not further amend the provisions of the Certificate of Formation of the Company as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Formation.

4. The text of the Certificate of Formation of the Company as theretofore amended or supplemented is hereby restated, without amendment or change, to read in its entirety as follows:

FIRST:	The name of the LLC formed hereby is:

Pioneer Wireline Services, LLC

SECOND:	The address of the registered office of the LLC in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, Delaware 19801

THIRD:	The name and address of the registered agent for service of process on the LLC in the State of Delaware are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, Delaware 19801

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Formation to be signed by Carlos R. Peña, its Vice President, General Counsel & Secretary, on the 4th day of August 2010. This Restated Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

By:	/s/ Carlos R. Peña
Name:	Carlos R. Peña
Title:	Vice President, General Counsel & Secretary

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